Exhibit 99(a)(5)(c)

FOR IMMEDIATE RELEASE

Media:

Adelle Infante

(847) 938-8745

Investors:

Larry Peepo

847-935-6722

Abbott Commences Tender Offer for All Outstanding Shares of Facet Biotech Corporation

ABBOTT PARK, Ill., March 23, 2010 — Abbott today announced that its wholly-owned subsidiary, Amber Acquisition Inc., has commenced its cash tender offer for all outstanding shares of common stock of Facet Biotech Corporation at a price of $27 per share. The tender offer is being made pursuant to an Offer to Purchase, dated March 23, 2010, and in connection with the Agreement and Plan of Merger, dated March 9, 2010, by and among Abbott, Amber Acquisition Inc., and Facet, which Abbott and Facet announced on March 9, 2010.

The board of directors of Facet has unanimously determined that the offer and the other transactions contemplated by the merger agreement are fair to and in the best interests of Facet’s stockholders. The Facet board also approved the merger agreement, declared the merger agreement advisable and recommended that holders of shares of Facet common stock tender their shares in the offer and adopt the merger agreement, if adoption by Facet’s stockholders is required by applicable law.

The tender offer is scheduled to expire at 12:00 midnight, Eastern time, on Monday, April 19, 2010 (the end of the day on Monday ), unless the tender offer is extended.

There is no financing condition to the tender offer. The consummation of the tender offer is conditioned on the tender of a majority of the outstanding shares of Facet’s common stock on a fully diluted basis, as well as receipt of antitrust clearance, and other conditions that are specified in the offer documents. Following completion of the tender offer and, if required, receipt of stockholder approval, Abbott expects to consummate a merger in which remaining Facet stockholders will receive the same cash price per share as paid in the tender offer. Following the merger, Facet will become a wholly-owned subsidiary of Abbott.

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About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs approximately 83,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com.

Additional Information and Where to Find It

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents), which will be filed by Abbott and Amber Acquisition Inc. with the U.S. Securities and Exchange Commission (the “SEC”) on March 23, 2010. In addition, on or about March 23, 2010, Facet Biotech Corporation will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC related to the tender offer. Stockholders of Facet Biotech are strongly advised to read the tender offer statement and the related solicitation/recommendation statement that will be filed by Facet with the SEC, because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. The tender offer statement and certain other offer documents, as well as the solicitation/recommendation statement, will be made available to all stockholders of Facet Biotech at no expense to them. These documents will be available at no charge on the SEC’s web site at http://www.sec.gov.  The tender offer statement and related materials may be obtained for free by directing a request by mail to the information agent for the tender offer, Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038 or by calling toll-free (800) 259-3515.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release, including statements regarding the anticipated expiration of the tender offer, may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995.  Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements.  Among other things, these factors include the risk that the acquisition will not be completed because the tender offer did not proceed as anticipated or closing conditions to the acquisition were not satisfied.  Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to Abbott’s Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2009, and are incorporated by reference.  Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

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